Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHIME FINANCIAL, INC.,

CLOCKTOWER MERGER SUB, INC.,

and

CENTRAL SERVICE CORPORATION

Dated as of September 8, 2026

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A:	Form of Written Consent
Exhibit B:	Form of Letter of Transmittal

INDEX OF DEFINED TERMS

Section
Account Report	2.1
Acquisition Proposal	6.8(a)
Affiliate	3.25(a)
Agreement	Preamble
Allocation Schedule	9.10
Alternative Transaction	6.8(b)
Balance Sheet Date	3.6(a)
BHCA	3.1(a)
Business Day	9.10
Cancelled Shares	1.7(b)
Capital Securities	9.10
Certificate of Merger	1.2
Certificates	2.1
Chosen Courts	9.8(b)
Claim	6.7(a)
Closing	1.3
Closing Consideration	1.7(a)
Closing Date	1.3
Closing Statement	2.3(a)
Code	9.10
Common Securities	9.10
Company	Preamble
Company Bank	3.1(b)
Company Bank Common Stock	3.2(c)
Company Bank Governing Documents	3.1(b)
Company Benefit Plans	3.11(a)
Company Board	3.3(a)
Company Bylaws	3.1(a)
Company Certificate of Designations	6.16
Company Certificate of Incorporation	3.1(a)
Company Common Stock	1.7(a)
Company Credit Agreement	9.10
Company Disclosure Schedule	9.10
Company Equity Award	9.10
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Intellectual Property	9.10
Company IT Systems	9.10
Company Option	9.10
Company Policies	3.19
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.15
Company Restricted Stock Award	9.10
Company Stock Plan	9.10

Section
Company Subsidiaries	3.1(c)
Company Subsidiary	3.1(c)
Confidentiality Agreement	9.10
Continuing Employees	6.5(a)
control	3.25(a)
Controlled Group Liability	9.10
Corporate Entity	9.10
CRA	3.13(d)
Credit Facility Termination	6.14(a)
Derivative Transactions	3.17
Disclosure Statement	6.3(a)
Dissenting Shares	1.7(f)
Dissenting Stockholder	1.7(f)
Effective Time	1.2
Employment Agreements	Recitals
End Date	9.10
Environmental Laws	9.10
ERISA	3.11(a)
ERISA Affiliate	9.10
Exchange Fund	2.1
FDIC	3.1(b)
Federal Reserve	3.1(a)
Fully-Diluted Share Number	1.7(a)
GAAP	3.6(a)
Governmental Entity	3.4
Hazardous Material	9.10
Holder	9.10
Intellectual Property	9.10
IRS	3.10(k)
Key Employees	Recitals
Knowledge	9.10
Law	9.10
Laws	9.10
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(c)
Loan Documentation	3.24(a)
Loan Tape	3.24(b)
Loans	3.24(a)
Material Adverse Effect	9.10
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.7(c)
Merger	Recitals

INDEX OF DEFINED TERMS

Section
Merger Consideration	1.7(a)
Merger Sub	Preamble
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
MyPay Agreement	9.10
New Plans	6.5(c)
Nonqualified Deferred Compensation Plan	3.11(e)
Obligor	3.24(a)
OCC	3.1(b)
OGCA	1.1
Owned Real Property	3.20(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	9.10
parties	9.10
party	9.10
Payment Agent	2.1
Payoff Documentation	6.14(a)
Permitted Encumbrances	3.20(b)
Person	9.10
Personal Data	9.10
Preferred Stock Conversion and Redemption Notice	6.16
Preferred Stock Redemption Amount	6.16
Privacy Laws	9.10
Private Label Agreement	9.10
Process	9.10
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Registered Company IP	3.21(a)

Section
Regulatory Agencies	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.8(a)
Requisite Stockholder Approval	3.3(a)
Secured Credit Card Agreement	9.10
Software	9.10
Specified Date	9.10 — Definition of End Date
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Laws	3.26
Tax	9.10
Tax Return	9.10
Taxes	9.10
Tenant Leases	3.20(a)
Terminated Agreements	6.3(b)
Transaction Expenses	9.10
Trust Agreement	9.10
Trust Preferred Indenture	9.10
Trust Preferred Securities	9.10
Trust Preferred Securities Documents	9.10
U.S. Anti-Money Laundering Laws	9.10
Underwater Company Option	9.10
Unlawful Gains	3.13(f)
Updated Loan Information	6.17
Written Consent	9.10

v

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of September 8, 2026, by and among Chime Financial, Inc., a Delaware corporation (“Parent”), Clocktower Merger Sub, Inc., an Oklahoma corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Central Service Corporation, an Oklahoma corporation (“Company”). Certain capitalized terms have the meanings given to such terms in Section 9.10.

RECITALS

WHEREAS, the boards of directors of Parent, Merger Sub and Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “Merger”), with Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain individuals set forth on Section 1.1 of the Company Disclosure Schedule (the “Key Employees”) are entering into employment agreements or offer letters (the “Employment Agreements”) with Parent or one of its Affiliates, provided that if the Closing does not occur, each such Employment Agreement shall be void as of the date hereof, and of no force and effect; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Oklahoma General Corporation Act (the “OGCA”), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Oklahoma. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time. The Merger shall become effective upon filing on the Closing Date of the certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Oklahoma. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Oklahoma or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

1.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Pacific Time) by electronic exchange of documents and signature pages on the tenth (10th) Business Day (or such other date as the parties might agree) following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), provided that in no event shall the Closing occur before January 1, 2027 unless otherwise agreed in writing by the parties (the “Closing Date”).

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time (subject to any amendment to the certificate of incorporation set forth in the Certificate of Merger) shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCA and, without limiting the foregoing, from and after the Effective Time, (i) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of Merger Sub and Company and shall be subject to all liabilities, obligations and penalties of Merger Sub and Company, and (ii) the separate existence of Merger Sub shall cease.

1.6 Directors and Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a) Conversion of Company Common Stock. Each share of the common stock, $1.00 par value per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to any valid conversions of Company Preferred Stock to Company Common Stock prior to the Effective Time) (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), be converted into the right to receive an amount, in cash without interest and subject to adjustment in accordance with Section 1.7(c), equal to the Closing Consideration divided by the Fully-Diluted Share Number (the “Merger Consideration”). The aggregate cash amounts payable to any holder of Company Common Stock or Company Equity Awards pursuant to this Agreement will be rounded down to the nearest whole cent. For purposes of this Agreement, “Closing

Consideration” means (i) $590 million, plus (ii) the aggregate exercise price of Company Options (other than Underwater Company Options), less (iii) the aggregate amount of any dividends or distributions declared, made or paid (x) on Company Common Stock on or after the date hereof and on or prior to December 31, 2026 or (y) in violation of Section 5.2, less (iv) Transaction Expenses, less (v) the Preferred Stock Redemption Amount. For purposes of this Agreement, “Fully-Diluted Share Number” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any valid conversion of Company Preferred Stock to Company Common Stock prior to the Effective Time) and the maximum number of shares of Company Common Stock underlying Company Equity Awards (other than Underwater Company Options).

(b) Cancellation of Certain Shares of Company Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) (the “Cancelled Shares”) and, subject to Section 1.7(f), any Dissenting Shares, shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(d) Redemption of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any valid conversion of Company Preferred Stock to Company Common Stock prior to the Effective Time) shall be redeemed in accordance with the terms of Section 6.16, and from and after the Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall cease and terminate, except that such holders shall retain the right to receive payment of the applicable portion of the Preferred Stock Redemption Amount, without interest, in accordance with the terms of Section 6.16 and Article II.

(e) Merger Sub Stock. Each share of Merger Sub common stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 1091 of the OGCA (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised a demand for appraisal pursuant to Section 1091 of the OGCA and, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights with respect to such shares (through a failure to perfect or otherwise). At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand appraisal of its Dissenting Shares under the OGCA, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 1091 of the OGCA with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ demands for appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.8 Treatment of Company Equity Awards.

(a) As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock underlying a Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall fully vest and be cancelled automatically in exchange for the right to receive the Merger Consideration pursuant to Section 1.7(a), less withholding for applicable Taxes.

(b) As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option (whether or not vested or exercisable) that is outstanding immediately prior to the Effective Time (other than an Underwater Company Option) that has not been exercised shall fully vest and be cancelled automatically in exchange for the right to receive the Merger Consideration, less the applicable exercise price and withholding for applicable Taxes.

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required or appropriate to effect the transactions described in this Section 1.8 and to terminate the Company Stock Plan and the Company Equity Awards as of the Effective Time.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Company’s transfer agent or such other bank, trust company or payment agent as is designated by Parent and reasonably acceptable to Company (the “Payment Agent”), for the benefit of each holder of record of certificates representing shares of Company Common Stock or Company Preferred Stock (“Certificates”) (it being understood that any reference herein to “Certificate” shall be deemed to include a reference to the book-entry account reports (each an “Account Report”) to be provided by Company to each Company shareholder holding book-entry shares of Company Common Stock or Company Preferred Stock prior to the Closing stating such shareholder’s ownership of Company Common Stock and Company Preferred Stock), for exchange in accordance with this Article II and the Allocation Schedule (a) cash in an amount sufficient to pay the Merger Consideration to which such holders become entitled pursuant to Section 1.7 and (b) the Preferred Stock Redemption Amount (such cash and any proceeds thereon, the “Exchange Fund”). In addition, at the Closing, Parent shall pay, or cause to be paid (on behalf of Company but at Parent’s expense), by wire transfer of immediately available funds, the amount set forth in the Payoff Documentation delivered pursuant to Section 6.14 to the accounts of the applicable lenders or other parties as set forth in the Payoff Documentation.

2.2 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of Certificates that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 or which are entitled to receive a portion of the Preferred Stock Redemption Amount, as applicable, (i) a letter of transmittal in substantially the form of Exhibit B (with such modifications or other provisions as may be prescribed by the Payment Agent and agreed by Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration or a portion of the Preferred Stock Redemption Amount, as applicable, upon surrender of such Certificate; provided, at the written request of Company on behalf of certain Holders, which request shall be provided not less than seven (7) Business Days prior to the scheduled Closing Date, Parent shall cause to be delivered to Company for such Holders, Letters of Transmittal together with instructions, not later than the third (3rd) Business Day prior to the scheduled Closing Date in lieu of such documents being provided by the Payment Agent.

(b) Promptly following surrender to the Payment Agent of its Certificate(s) and/or Account Report, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s) and/or Account Report and in accordance with the Allocation Schedule, and a holder of Company Preferred Stock will be entitled to receive, promptly after the Effective Time, the Preferred Stock Redemption Amount in respect of the shares of Company Preferred Stock represented by its Certificate(s) and/or Account Report and in accordance with the Allocation Schedule. Until so surrendered, each such Certificate and Account Report shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration or such portion of the Preferred Stock Redemption Amount, as applicable, upon surrender of such Certificate in accordance with this Article II. The right of each holder of Company Common Stock to receive the Merger Consideration is conditioned upon such holder duly executing and delivering a properly completed Letter of Transmittal (containing, without limitation, the release set forth therein) in accordance herewith.

(c) In the event of a transfer of ownership of a Certificate that is not registered in the stock transfer records of Company, the Merger Consideration or the applicable portion of the Preferred Stock Redemption Amount, as applicable, shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(d) Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, Company, the Surviving Corporation and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Preferred Stock, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be timely remitted to the applicable Governmental Entity and will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock or Company Preferred Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Payment Agent, they shall then be cancelled and exchanged for the Merger Consideration or the applicable portion of the Preferred Stock Redemption Amount, as applicable, in accordance with Section 1.7 and the procedures set forth in this Article II.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration or the applicable portion of the Preferred Stock Redemption Amount, as applicable, deliverable in respect of each share of Company Common Stock or Company Preferred Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. None of Parent, Company, the Payment Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Payment Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the applicable portion of the Preferred Stock Redemption Amount, as applicable, deliverable in respect thereof pursuant to this Agreement.

(h) Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein.

(i) In the case of outstanding shares of Company Common Stock or Company Preferred Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and this Article II as are necessary or appropriate to implement the same purpose and effect that Article I and this Article II have with respect to shares of Company Common Stock that are represented by Certificates.

2.3 Closing Statement; Allocation Schedule.

(a) Not less than ten (10) Business Days prior to the Closing Date, Company shall prepare and deliver to Parent a statement (the “Closing Statement”) setting forth Company’s good faith calculation of the Closing Consideration, together with reasonably detailed supporting documentation for such calculation. The Closing Statement shall be prepared based upon the books and records of Company and in accordance with this Agreement, including the definitions as provided in this Agreement and GAAP. Following Company’s delivery of the Closing Statement to Parent and prior to the Closing, Company shall from time to time (i) promptly deliver such information as Parent may reasonably request to verify the amounts reflected in the Closing Statement and provide Parent and its representatives with reasonable access during normal business hours to the facilities, personnel, books and records and work papers of the Company; provided, however, that such access does not unreasonably disrupt the normal business operations of Company, and (ii) reasonably cooperate with and assist Parent and its representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested. Prior to the Closing, Parent shall have the right to review the Closing Statement and provide comments thereto. Company shall make any accurate changes to the Closing Statement proposed in writing by Parent within such period. Company will re-issue the Closing Statement with any such changes that Company and Parent have mutually agreed in good faith are appropriate prior to the Closing.

(b) Not less than ten (10) Business Days prior to the Closing Date, Company shall prepare and deliver to Parent the Allocation Schedule in excel format, which shall include all formulas and calculations related to the allocation of the Closing Consideration and the Preferred Stock Redemption Amount among all of the Holders and holders of Company Preferred Stock in addition to the information required by the definition of “Allocation Schedule” in this Agreement. The Allocation Schedule shall be prepared in accordance with and shall comply with all relevant terms of Company’s organizational documents, any agreements between Company and its equityholders and this Agreement. In no event shall Parent or any its Affiliates (including, after the Closing, Company and its Subsidiaries) (i) have any liability or obligation relating to any inaccuracy or alleged inaccuracy in the Allocation Schedule (or any payment or other actions taken or omitted to be taken in reliance thereon) or (ii) be obligated to pay additional consideration or amounts as a result of any such inaccuracy or alleged inaccuracy. Parent’s sole obligation pursuant to Section 2.1 is to deliver the Closing Consideration to the Paying Agent and, if required, direct the Paying Agent to disburse such Closing Consideration in accordance with Article II and the Allocation Schedule. Nothing set forth on any Allocation Schedule shall increase the aggregate consideration or amounts payable pursuant to this Agreement. Company irrevocably acknowledges and agrees, and by delivering a Letter of Transmittal, each Holder will be deemed to irrevocably acknowledge and agree, that the allocation of any amounts in accordance herewith complies with all relevant terms of Company’s organizational documents, any agreements between Company and its equityholders and this Agreement, and Parent and its Affiliates (including, after the Closing, Company and its Subsidiaries) shall be entitled to rely conclusively thereon.

(c) Each of the Closing Statement and the Allocation Schedule shall be accompanied by a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying that information contained in the Closing Statement and the Allocation Schedule is true, correct and complete as of the Closing, consistent with the books and records of the Company and calculated accurately pursuant to and in accordance with this Agreement, the Company’s organizational documents and any agreements between the Company and its equityholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in writing in the correspondingly enunciated section or subsection of the Company Disclosure Schedule (provided that each exception set forth in the Company Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Company is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the rules and regulations of the Federal Reserve promulgated thereunder. True and complete copies of the Certificate of Incorporation of Company (the “Company Certificate of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company is not in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws.

(b) Stride Bank, National Association (“Company Bank”) is a national banking association duly organized and validly existing and in good standing under the laws of the United States and is regulated by the Office of the Comptroller of the Currency (the “OCC”). Deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Company Bank. No proceedings for the termination of such insurance are pending or, to the Knowledge of Company, threatened. Company Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the charter and bylaws of Company Bank (the “Company Bank Governing Documents”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company Bank is not in violation of any of the provisions of the Company Bank Governing Documents. Except for its ownership of Company Bank, Company does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Subsidiaries of Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”). Section 3.1(c) of the Company Disclosure Schedule also sets forth the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of each of the Company Subsidiaries are validly issued, fully paid and, except with respect to Company Bank Common Stock pursuant to 12 U.S.C. § 55, nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto, except as provided in Section 3.1(c) of the Company Disclosure Schedule. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Parent. Except for its interests in the Company Subsidiaries, Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 2,001,000 shares of Company Common Stock and 500,000 shares of preferred stock, $0.01 par value per share, of Company, all of which have been designated as Series A Non-Cumulative Perpetual Preferred Stock (“Company Preferred Stock”). As of the date of this Agreement, there are (i) 772,018 shares of Company Common Stock (of which 2,662 are subject to Company Restricted Stock Awards) issued and outstanding, (ii) 51,500 shares of Company Preferred Stock issued and outstanding and (iii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote are issued or outstanding. Other than the Company Options and Company Preferred Stock, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, any such securities. Other than the Company Shareholders Agreement and the Company Buy-Sell Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.

(b) Section 3.2(b)(x) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of each outstanding Company Equity Award, including, as applicable, (i) the type of award, (ii) the aggregate number of shares of Company Common Stock underlying or issuable upon the exercise of such award, (iii) the name of the holder thereof, (iv) the grant date, (v) the base price or exercise price, and (vi) the vesting terms. Each Company Equity Award was (A) granted in compliance with applicable Laws and the terms and conditions of the applicable equity plan and agreement under which it was granted and (B) has a per share exercise price or base value equal to or greater than the fair market value of a share of Company Common Stock on the date of grant as determined in accordance with Section 409A and Section 422 of the Code, as applicable, and is otherwise exempt from the requirements of Section 83(b) of the Code. Each Company Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. Other than the Company Options and the Company Preferred Stock, no subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company or any of its Subsidiaries (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. Section 3.2(b)(y) of the Company Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company. Company has not deferred, and has not given notice of its election to defer, payments of interest on the Trust Preferred Securities by extending the interest payment period thereunder, as provided in the Trust Preferred Indenture, and no such extension period, or any extension thereof, has commenced and is continuing as of the date of this Agreement.

(c) The authorized capital stock of Company Bank consists of 95,000 shares of common stock, $10.00 par value per share (“Company Bank Common Stock”). As of the date hereof, there are 95,000 shares of Company Bank Common Stock issued and outstanding, all of which shares are owned by Company, no shares of Company Bank preferred stock issued and outstanding, and no shares of Company Bank Common Stock are held in Company Bank’s treasury.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of each outstanding share of Company Common Stock and Company Preferred Stock, including the name of the holder thereof. The Closing Statement and Allocation Schedule delivered in connection with the Closing will, as of the Closing, have been prepared in good faith and the amounts set forth therein will be consistent with the books and records of the Company and calculated pursuant to and in accordance with this Agreement, the Company’s organizational documents and any agreements between the Company and its equityholders. The information contained in the Closing Statement and the Allocation Schedule will be true, correct and complete as of the Closing and the calculations performed to compute the information contained therein will be accurate.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company (the “Company Board”), the Company Board has resolved to recommend to Company’s stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Federal Reserve and the OCC, and approval of or non-objection to such applications, filings and notices and expiration of any related waiting periods and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Company Disclosure Schedule.

3.5 Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2023 with (a) the Federal Reserve, (b) the OCC and (c) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (c), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2023, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.

3.6 Financial Statements.

(a) Company has previously made available to Parent copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income, cash flows and shareholders’ equity for fiscal years 2024 and 2025 and the notes thereto, and (ii) the unaudited consolidated balance sheets of Company and its Subsidiaries as of the quarters and six months ended June 30, 2025 and June 30, 2026, and the related unaudited consolidated statements of income for fiscal quarters and six months ended June 30, 2025 and June 30, 2026 (June 30, 2026 being herein referred to as the “Balance Sheet Date”). The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows (to the extent that statements of cash flow are included therein), and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount; provided, that the financial statements described in the foregoing clause (ii) omit a statement of cash flows and any explanatory notes. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries. Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, the Company Financial Statements do not include or reflect any (A) nonrecurring items or (B) critical accounting estimates.

(b) Company maintains a system of internal accounting controls sufficient to comply, in all material respects, with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Company Disclosure Schedule, since December 31, 2022, (i) Company has not experienced or effected any material change in internal control over financial reporting and (ii) there has not been any fraud involving Company or any of its Subsidiaries, whether or not material, committed or perpetrated by management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2023, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods beginning on or after January 1, 2023, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods beginning on or after January 1, 2023, by Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of Company.

(d) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in all material respects in accordance with applicable Laws and accounting requirements.

(e) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

(f) Since January 1, 2023, Company and its Subsidiaries have remediated in all material respects each deficiency, control deficiency, significant deficiency, audit finding, management-letter comment, and uncorrected or corrected misstatement identified in the audit communications, management letters, internal control letters, and auditor workpapers made available to Parent, including all matters relating to ASC 326, qualitative-factor documentation, reasonable and supportable forecasts, individually evaluated Loans, nonaccrual classification, Loans held for sale, fair-value disclosures, commitments and credit-risk disclosures, right-of-use assets and liabilities, journal-entry approval, Loan risk-grade changes, new mortgage product approvals, mortgage accrued interest income, password parameters, user access review, and administrative or shared elevated access. No such matter has recurred, no additional deficiency or weakness of a similar nature exists, and no fact or circumstance exists that would reasonably be expected to cause the allowance for credit losses, Loan classification, nonaccrual status, Loan-held-for-sale accounting, unfunded-commitment reserve, fair-value disclosure, access-control environment, or related financial statement treatment of Company or any Company Subsidiary to be inaccurate in any material respect.

3.7 Undisclosed Liabilities. Except for (a) those liabilities that are set forth in the Company Financial Statements and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of Law) and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected in the Company Financial Statements if it had existed on the Balance Sheet Date.

3.8 Absence of Certain Changes or Events. Since December 31, 2025, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) except as described in Section 3.8(b) of the Company Disclosure Schedule, Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2; and (c) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, would reasonably be likely to have a Material Adverse Effect.

3.9 Legal Proceedings. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory inquiries or investigations of any nature against Company or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all material federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Company and each of its Subsidiaries has made adequate provision in the Company Financial Statements for all accrued Taxes not yet due and payable.

(b) No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing to Company or any of its Subsidiaries that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction. Section 3.10(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all voluntary disclosure agreements, voluntary disclosure applications, amnesty filings, nexus analyses, state or local Tax registrations, state or local Tax filings first made after January 1, 2021, and correspondence with any Governmental Entity concerning any actual or potential obligation of Company or any Company Subsidiary to file Tax Returns or pay Taxes in any jurisdiction in which Company or such Company Subsidiary did not previously file Tax Returns. Company and each Company Subsidiary has complied in all material respects with the terms of each such voluntary disclosure agreement, filing program, amnesty program, or similar arrangement (if any), has timely filed all Tax Returns and paid all Taxes, interest, penalties, additions to Tax, and estimated payments required thereunder, and, except as would not be material to Company and its Subsidiaries, taken as a whole, no such agreement, program, or arrangement is voidable or subject to termination, renegotiation, penalty reinstatement, additional lookback period, or other adverse action as a result of any incorrect statement, omitted fact, missed filing, missed payment, ownership change, filing-status change, or other breach.

(c) There are no Liens for material Taxes with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing to Company with respect to, or claims or assessments asserted or threatened in writing to Company for, any material Taxes of Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulations Section 1.6011-4(b)(1).

(h) Except as disclosed on Section 3.10(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreement or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k) Since January 1, 2016, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any of its Subsidiaries).

(l) Neither Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n) Within the past six (6) years, no rulings, requests for rulings or closing agreements with respect to Taxes have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, cash or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other plans, programs, policies, arrangements, contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or other individual service provider of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) Company has made available to Parent true, correct and complete copies of the following (as applicable) with respect to each Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500) filed with the United States Department of Labor for the last three plan years, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report or financial statement, (v) the most recent summary plan description (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor, the IRS or any other Governmental Entity within the past three years, (vii) all amendments, modifications or material supplements to the foregoing, and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved, nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c) Each Company Benefit Plan has been established, operated and administered, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken, within the past three years, any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d) All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies (if any) funding any Company Benefit Plan, for any period through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the books and records of Company.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (ii) between January 1, 2005 and December 31, 2008, was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury and the IRS. No compensation payable by Company or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f) Section 3.11(f) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the Knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, nor has Company or any of its Subsidiaries or their respective ERISA Affiliates previously maintained an employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(h) (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) none of Company and its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of Company and its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical, life insurance or other welfare benefits for retired, former or current employees, officers, directors or other individual service provider, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j) Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, increase in the amount or value of, or trigger any obligation to fund any payment, right or other benefit to any employee, officer, director or other individual service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of

Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. True, correct, and complete copies of Company’s Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated by this Agreement are included in Section 3.11(j) of the Company Disclosure Schedule.

(k) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, none of Company, any of its Subsidiaries nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(l) There are no pending, or to the Knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

3.12 Labor Matters.

(a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2018 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices, and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against Company or any of its Subsidiaries that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity that would result in material liability to Company or any of its Subsidiaries. Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, terms and conditions of employment, termination of employment and similar matters, including, but not limited to, Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, employee classification, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health and family and medical leave, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee, officer, director or other individual service provider or their eligible dependents or beneficiaries. Each individual who renders services to Company who is classified by Company as having the status of an independent contractor, consultant or other non-employee status for any purpose is properly so characterized. Since January 1, 2023, except as disclosed on Section 3.12 of the Company Disclosure Schedule, (i) to the Knowledge of Company, no allegations of sexual harassment or protected class discrimination have been made against any current or former employee or other individual service provider of Company, and (ii) Company has not been involved in any complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature, or entered into any settlement agreements, related to allegations of sexual harassment, protected class discrimination, or misconduct by any current or former employee or other individual service provider of Company. Company has not utilized or waived the employment Tax deferral or employee retention credit relief provided under Section 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll Tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.

3.13 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries have, at all times since January 1, 2023, held all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Company, and no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization that is material to Company and its Subsidiaries taken as a whole, is pending or threatened in writing or, to the Knowledge of Company, verbally.

(b) Except as would not reasonably be likely to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have complied with and are not in default or violation under any Law applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes Personal Data), the USA PATRIOT Act, the

Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Except as would not be material to Company and its Subsidiaries, taken as a whole, (i) Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(d) Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined in 12 C.F.R. Section 225.2(r), in the case of Company, and 12 C.F.R. Section 6.4(b)(1), in the case of Company Bank, or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. Section 225.2(s), in the case of Company, and 12 C.F.R. Section 5.3, in the case of Company Bank, or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year. All deposit liabilities of Company and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. Company and its Subsidiaries have met all material conditions of such insurance, including timely payment of its premiums.

(e) Neither Company nor any of its Subsidiaries engages, directly or indirectly (including through Company Bank), in any activity, or beneficially owns any shares of capital stock or other equity interest in any person that engages in any activity, not permitted under the Federal Reserve’s Regulation VV (12 C.F.R. Part 248).

(f) Since January 1, 2021, neither Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any other Person acting on behalf of Company or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws, has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any other nature for Unlawful Gains. Company and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three (3) years, maintained a compliance program to comply with U.S. Anti-Money Laundering Laws and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

3.14 Material Contracts.

(a) Except as set forth on the corresponding subsection of Section 3.14(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract”):

(i) any contract or agreement entered into since January 1, 2023 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) for (A) the acquisition of the securities, businesses or any material portion of the assets of any other Person or entity or (B) the issuance, sale or disposition of any securities (other than pursuant to the Company Stock Plan or in connection with Equity Awards), businesses or any material portion of the assets of Company or any of its Subsidiaries;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument related to, in each case, where Company or any of its Subsidiaries is a borrower, obligor, pledgor or guarantor (other than agreements evidencing deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), (A) debt for borrowed money or obligations evidenced by notes, debentures or similar instruments, (B) sale and leaseback transactions, (C) any currency exchange, commodities or other hedging arrangement or Derivative Transaction, (D) any leasing transaction of the type required to be capitalized in accordance with GAAP or similar financing arrangement, (E) any obligation in respect of deferred purchase price of property or services, or (F) any Lien on any asset or equity interest of the Company or any of its Subsidiaries, in each case of clauses (A) through (F) in the amount of $250,000 or more;

(iii) any contract or agreement limiting, in any material respect, the freedom or otherwise imposing any restriction on the right or ability of Company or any of its Affiliates (including, following the Closing, Parent and any of its Subsidiaries) to (A) use the name “Stride Bank” or any variant thereof, (B) engage in any line of business, compete with any other Person or solicit or otherwise conduct business, in each case whether in any specified geographic region or business or generally, (C) acquire any product or other asset or any services from any other Person, or sell any product or other asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person or (D) design, develop, deliver, use, market, distribute, license out or otherwise exploit any asset or Intellectual Property of Company or any of its Affiliates (including, following the Closing, Parent and any of its Subsidiaries);

(iv) any contract or agreement (other than deposits or loans of a type available to employees of Company or its Subsidiaries generally and that are in compliance with Regulation O and Regulation W) with any Affiliate or director of Company or its Subsidiaries;

(v) (A) any agreement of guarantee or support by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries, in each case with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person in the principal amount of $250,000 or more or (B) any indemnification agreement entered into by Company or any of its Subsidiaries outside the ordinary course of business;

(vi) any material agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement;

(vii) any agreement or contract with respect to the formation, creation, operation, management or control of and alliance, cooperation, joint venture, stockholders’ partnership or similar arrangement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(viii) any employment agreement with any employee or officer of Company or any of its Subsidiaries other than any agreement, commitment or arrangement terminable at will by Company or the Subsidiary, as applicable, without the payment of any penalty by Company or the Subsidiary, or any contract or agreement that is a collective bargaining agreement or similar agreement with any labor organization;

(ix) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $100,000;

(x) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any material assets or properties, or any interest therein, of Company or its Subsidiaries, taken as a whole, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(xi) any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any material fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii) any contract under which Company or any Company Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, any material indemnification or contribution obligation, or any other material liability after the date hereof;

(xiii) any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2025, as applicable, were in excess of $100,000;

(xiv) any contract or agreement with a Governmental Entity (other than in connection with a deposit relationship with such Governmental Entity entered into in the ordinary course of business);

(xv) any legal settlement, consent, or similar agreement (including any agreement under which any employment-related claim is settled) restricting in any material respect the operations or Company or any of its Affiliates (including, following the Closing, Parent or any Subsidiary thereof) or imposing any material continuing obligations on Company or its Subsidiaries;

(xvi) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets that creates or is expected to create future payment obligations in excess of $250,000 per annum (other than such contracts which are terminable by Company or a Company Subsidiary on sixty (60) days or less notice without any required payment or other material conditions or other material continuing or future obligations); and

(xvii) any contract or agreement pursuant to which (A) Company or any of its Subsidiaries grants any third party a material license or covenant not to sue or release under any Company Intellectual Property (other than nonexclusive licenses granted to (1) customers to use Company or its Subsidiaries’ products or services in the ordinary course of business pursuant to Company’s standard forms of agreement made available to Parent or (2) service providers solely to facilitate their provision of goods or services to or on behalf of Company or its Subsidiaries) or (B) any third party grants Company or any of its Subsidiaries a material license, covenant not to sue or release under any Intellectual Property (other than non-exclusive licenses for the use of generally commercially available, non-customized “off the shelf” Software for amounts not exceeding $100,000 in any twelve (12)-month period).

(b) Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and, to the Knowledge of Company, are not alleged to be in default in respect of, each Material Contract to which Company or any of its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, that would be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

(c) The representation set forth in Section 3.14(c) of the Company Disclosure Schedule is accurate.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.5, since January 1, 2020, neither Company nor any of its Subsidiaries has been subject to any cease-and-desist or other order, or a party to any written agreement or consent agreement with, or has been ordered to pay any civil monetary penalty by, any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”).

3.16 Investment Securities.

(a) Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries employ, to the extent applicable, investment, securities risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses, and Company and each of its Subsidiaries have, since January 1, 2023, been, in all material respects, in compliance with such policies, practices and procedures.

3.17 Derivative Instruments. Except as would not be reasonably expected to have a Material Adverse Effect on Company or one of its Subsidiaries, (a) all Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by Company and its Subsidiaries, as applicable and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect; (b) Company and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18 Environmental Matters.

(a) There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that would reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(b) To the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property or (ii) Company’s or any of its Subsidiaries’ participation in the management of any property, there were no releases or threatened releases of Hazardous Materials in, on, under or affecting any such property which would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(c) Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2023 assessing the presence of Hazardous Materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are reasonably adequate coverage against the risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Section 3.19 of the Company Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, and available limits of coverage) and Company has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20 Real Property.

(a) Section 3.20(a) of the Company Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or its Subsidiaries leases land and/or buildings (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property

Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder except for such rights that may exist under any Permitted Encumbrances, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, or pursuant to Permitted Encumbrance, no Person other than Company and its Subsidiaries has (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property (other than pursuant to Tenant Leases, if any) or (ii) any right to use or occupy any portion of the Leased Premises (other than pursuant to Tenant Leases, if any). All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business. Company and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(d) Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Company Disclosure Schedule) and there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

(e) Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner that such Owned Real Property and Leased Premises are used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f) Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries.

3.21 Intellectual Property; Data Protection.

(a) Schedule 3.21(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all issued, registered or applied-for Intellectual Property that is included in the Company Intellectual Property (collectively, the “Registered Company IP”), including, for each such item, as applicable, (i) the record owner, (ii) the jurisdiction of filing, issuance or registration (or, for domain names, the registrar), (iii) the registration number and date, and (iv) the application number and date.

(b) Except as set forth on Schedule 3.21(b) of the Company Disclosure Schedule, all Company Intellectual Property material to Company or its Subsidiaries is owned exclusively by Company or one of its Subsidiaries free and clear of all Liens other than Permitted Encumbrances, and upon and immediately following the Closing, all material Company Intellectual Property will be fully transferable, alienable and licensable by Company and its Subsidiaries without material restriction and without payment of any kind to any third party. All material Registered Company IP is subsisting and, other than pending applications, valid and enforceable, and all filings and fees due with respect to any Registered Company IP have been timely and accurately made and paid.

(c) Except as set forth on Schedule 3.21(c) of the Company Disclosure Schedule, each of Company and each of its Subsidiaries owns, or is licensed to use, and immediately after the Closing will continue to own or have a license to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property necessary for or otherwise material to the conduct of its and their businesses as currently conducted, without the Closing or the consummation of the transactions contemplated by this Agreement resulting in any automatic, or right of any third party to impose any, termination or material degradation of such rights in such Intellectual Property, or any additional payment or material obligation with respect thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, (i) the operations of Company and its Subsidiaries, including their use of any Intellectual Property and their collection and Processing of Personal Data, do not infringe, misappropriate or otherwise violate, and have not since January 1, 2023 infringed, misappropriated or otherwise violated, the rights (including any Intellectual Property) of any Person and are in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (ii) no Person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property; (iii) to the Knowledge of Company, no Person has challenged, misappropriated, infringed on or otherwise violated any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (iv) no proceeding, claim or actions is or has since January 1, 2023 been pending or, to the Knowledge of Company, threatened, and neither Company nor any Company Subsidiary has received any written notice of any pending proceeding, claim or action, with respect to any Company Intellectual Property, including with respect to the ownership, scope, validity, enforceability or infringement thereof; and (v) since January 1, 2023, neither Company nor any of its Subsidiaries has been subject to any failures of Company IT Systems or cyberattacks or security incidents and no third party has gained unauthorized access to any Company IT Systems or data Processed thereby (including any trade secrets held by Company or any of its Subsidiaries).

(e) Company and its Subsidiaries have since January 1, 2023 maintained and complied with a written information privacy and security program that complies, in all material respects, with all applicable Privacy Laws and is otherwise substantially consistent with standard industry best practices and that includes reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data, Company IT systems, trade secrets and other confidential or regulated information against any (i) loss or misuse, (ii) unauthorized or unlawful operations or other Processing, and (iii) other act or omission that compromises the security, confidentiality, integrity or reliability thereof.

(f) Except as disclosed on Section 3.21(f) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, (i) there are no unresolved critical or high-risk vulnerabilities or other issues affecting the Company IT Systems, and (ii) the Company IT Systems are otherwise free from (A) any bugs or defects adversely affecting the use or functionality thereof, and (B) any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other Software or hardware that permit or cause unauthorized access to, or disruption, impairment, disablement, unauthorized encryption or destruction of, any Company IT Systems or the information stored thereon or Processed thereby.

(g) Except as set forth on Schedule 3.21(g) of the Company Disclosure Schedule, during the past five (5) years, (i) except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries (and, to the Knowledge of Company, all Persons insofar as they have Processed Personal Data on behalf of Company or any of its Subsidiaries) have complied with all applicable Privacy Laws, privacy policies and contractual obligations relating to Personal Data and (ii) there has been no material proceeding, claim or action, and neither Company nor any of its Subsidiaries has received any material written complaint, demand letter, or notice of claim from any Person, relating to any actual or alleged violation of any Privacy Laws, privacy policies or contractual obligations relating to Personal Data by Company or any of its Subsidiaries or by any other Person acting on behalf of Company or any of its Subsidiaries.

3.22 Broker’s Fees. Neither Company nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Piper Sandler & Co., pursuant to an agreement a copy of which has been previously provided to Parent.

3.23 No Investment Adviser or Broker-Dealer.

(a) Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Company nor any Company Subsidiary is a broker-dealer required to be registered under the Securities Exchange Act of 1934, as amended.

3.24 Loans.

(a) Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Loan Documentation” means all Loan files and all material documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including, to the extent applicable to any Loan, loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing. Parent acknowledges that the documentation with respect to Loans in the possession of Company or its Subsidiaries may not include each of the documents included in the definition of “Loan Documents.”

(b) The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans including the fields set forth on Section 3.24(b) of the Company Disclosure Schedule (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate, in all material respects, as of the date hereof. The Updated Loan Information shall be true, correct, and complete, in all material respects, as of the date delivered.

(c) (i) Section 3.24(c) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d) Except as would not reasonably expected to have a Material Adverse Effect on Company or its Subsidiaries, taken as a whole, each Loan payable to Company or its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions with respect to the rights and remedies of the holder thereof; provided that Company make no representation or warranty with respect to the collectability of any Loan, and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

(e) Each outstanding Loan (including Loans held for resale to investors) payable to Company or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects, in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, to the Knowledge of Company, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f) Except as would not reasonably expected to have a Material Adverse Effect on Company or its Subsidiaries, taken as a whole, with respect to each Loan payable to Company or its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g) Except as set forth in Section 3.24(g) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h) Company’s allowance for loan losses as of the Balance Sheet Date was in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i) Section 3.24(i) of the Company Disclosure Schedule identifies each Loan payable to Company or its Subsidiaries that (i) as of December 31, 2025, (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement, is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.24(i) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2025.

(j) Section 3.24(j) of the Company Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Company or any of its Subsidiaries as of December 31, 2025 and the aggregate balance of Loans serviced by each such servicer for Company or any of its Subsidiaries as of such date. To the Knowledge of Company, all Loans serviced by third parties for Company or any of its Subsidiaries have been serviced, in all material respects, in accordance with all applicable Laws and regulations.

3.25 Related-Party Transactions.

(a) Except as set forth in Section 3.25(a) of the Company Disclosure Schedule there are no plans, arrangements or other transactions, including extensions of credit, between Company or any Subsidiary, on the one hand, and (a) any officer, director or record or beneficial owner of 5% or more of the voting securities of any such entity, (b) to the Knowledge of Company, any (i) other record or beneficial owner of the voting securities of Company or (ii) Affiliate or family member of any officer, director or record or beneficial owner of voting securities of Company, or (c) any other Affiliate of Company or its Subsidiaries, except those, in each case clauses (a)–(c), of a type available to employees of Company or its Subsidiaries generally and, in the case of Company, that are in compliance with Regulation O and Regulation W. As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b) No stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

3.26 Takeover Laws. The Company Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (collectively, “Takeover Laws”).

3.27 Approvals. As of the date of this Agreement, Company knows of no reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.28 BSA/AML/OFAC and Partner Banking. Company and its Subsidiaries have established, maintained, and complied in all material respects with a written Bank Secrecy Act, anti-money laundering, countering-the-financing-of-terrorism, sanctions, customer identification, customer due diligence, enhanced due diligence, beneficial ownership, suspicious activity monitoring, currency transaction reporting, Section 314(a), Section 314(b), and OFAC compliance program that is reasonably designed to satisfy applicable Laws and regulatory expectations, including with respect to each bank sponsored partnership, program manager, servicer, third-party sender, payment processor, prepaid program, card program, instant-payment program, ACH program, and remote deposit capture program. Except as would not be material to Company and its Subsidiaries, taken as a whole, all SARs, CTRs, blocked-property reports, rejected-transaction reports, OFAC reports, and other required regulatory reports relating to Company, any Company Subsidiary, or any such program have been filed or made timely and accurately in all material respects, and all potential OFAC matches, sanctions issues, suspicious activity alerts, law-enforcement requests, subpoenas, and 314(a) matches have been reviewed, investigated, escalated, blocked, rejected, reported, or closed, in all material respects, in accordance with applicable Law and Company’s policies and procedures. Section 3.28 of the Company Disclosure Schedule sets forth, subject to Section 9.5, each audit, review, examination, testing, monitoring, quality-assurance review, regulatory communication or internal report since January 1, 2023, that identified any unresolved deficiency, weakness, violation, backlog, alert-suppression issue, system-configuration issue, SAR-timeliness issue, OFAC-screening issue, customer-risk-rating issue, servicer-testing issue, or oversight issue relating to any such program that, in any such case, individually or in the aggregate, would be material to Company and its Subsidiaries, taken as a whole.

3.29 Third-Party Inventory. Section 3.29 of the Company Disclosure Schedule identifies Company’s third-party contractual relationships for activities and/or services critical to the operation of Company and/or Company Bank. Each such relationship is subject to Company’s internal and external audit review procedures and examination by Company’s Regulatory Agencies.

3.30 No Other Representations or Warranties. Except for the representations and warranties made by Company in this Article III or in any certificate delivered by or on behalf of Company pursuant to this Agreement, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person on behalf of Company makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III or in any certificate delivered by or on behalf of Company pursuant to this Agreement, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Parent hereby represents and warrants to Company as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent. No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Federal Reserve and the OCC, and approval of or non-objections to such applications, filings and notices and expiration of any related waiting periods, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, no notices to, consents, approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Broker’s Fees. Except for Morgan Stanley & Co. LLC, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.6 Parent Information. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in any application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time such applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.6, with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in such applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Parent that should be set forth in an amendment or supplement to any such applications, notifications or other documents, Parent shall promptly so inform Company.

4.7 Financial Ability. Parent will have, as of the Closing Date, access to sufficient funds for it to pay the aggregate Merger Consideration as contemplated hereby.

4.8 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV or in any certificate delivered by or on behalf of Parent pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes or has made any representation or warranty to Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV or in any certificate delivered by or on behalf of Parent pursuant to this Agreement, any oral or written information presented to Company or any of its Affiliates or representatives in the course of the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances of Company. During the period from the date of this Agreement to the Effective Time, except as set forth in the corresponding subsection of Section 5.2 of the Company Disclosure Schedule or as expressly contemplated or expressly permitted by this Agreement or required by applicable law, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) (i) create or incur any indebtedness for borrowed money (other than indebtedness for borrowed money of Company or its wholly owned Subsidiaries to Company or its wholly owned Subsidiaries), obligations evidenced by notes, debentures or similar instruments or obligations in respect of sale and leaseback transactions, any currency exchange, commodities or other hedging arrangement or Derivative Transaction or finance leases or other similar financing arrangements or in respect of deferred purchase price of property or services (other than acceptance of deposits, Federal Home Loan Bank advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) or the issuance of letters of credit in the ordinary course of business consistent with past practice;

(b) except as disclosed in Section 5.2(b) of the Company Disclosure Schedule: (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) make, declare or pay any dividend or distribution (except for (A) dividends or distributions on Company Preferred Stock as permitted by and in accordance with Company’s Certificate of Incorporation and Certificate of Designations of Series A Non-Cumulative Perpetual Preferred Stock, in each case, as in effect on the date hereof or (B) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any shares of its capital stock (other than the redemption of Company Preferred Stock in connection with the Closing pursuant to and in accordance with Section 6.16) or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, (iii) grant any options, stock appreciation rights, restricted shares, restricted stock units or other equity-based awards or interests, or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) except for the issuance of Company Common Stock (A) upon the conversion of Company Preferred Stock in accordance with Company’s Certificate of Incorporation and Certificate of Designations of Series A Non-Cumulative Perpetual Preferred Stock or (B) pursuant to the exercise of an option (including a Company Option) granted under or an award made pursuant to a Company Benefit Plan, issue or commit to issue any additional shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(c) except as disclosed in Section 5.2(c) of the Company Disclosure Schedule, sell, lease, license, abandon, allow to lapse, transfer, pledge, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans and Loan participations and sales and pledges of investment securities in the ordinary course of business consistent with past practice to third parties that are not Affiliates of Company, or (ii) as required by contracts or agreements in force at the date of this Agreement;

(d) (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation, formation of a joint venture or otherwise, or (ii) make any other investment either by purchase of stock or securities (other than investment securities and capital stock in the Federal Home Loan Bank of Topeka), contributions to capital (other than Company Subsidiaries), property transfers or purchase of any property or assets of any other Person, except, in either instance, (A) in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice, or (B) not in excess of $250,000 individually or $500,000 in the aggregate;

(e) except as disclosed in Section 5.2(e) of the Company Disclosure Schedule or as required under applicable Law or the terms of this Agreement or any Company Benefit Plan as in effect as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or other individual service provider of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or other individual service provider of Company or any of its Subsidiaries other than de minimis administrative amendments in the ordinary course of business consistent with past practice, (iii) except for increases in base salaries or wages in the ordinary course of business consistent with past practice and in amounts that shall not exceed 5% annually for all employees in the aggregate, increase the compensation or benefits payable to any current or former employee, officer, director or other individual service provider of Company or any of its Subsidiaries, (iv) pay, grant or award, or accelerate the vesting of, any cash or equity-based awards for the benefit of any current or former employee, officer, director or other individual service provider of Company or any of its Subsidiaries, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) hire or promote any employee of Company or any of its Subsidiaries who has a target annual compensation (base salary plus target bonus) of $275,000 or more, or (viii) terminate the employment (other than for cause) of any Key Employee;

(f) (i) compromise or settle any claim, action or proceeding (whether or not initiated by Company or any of its Affiliates) other than claims, actions or proceedings (excluding claims, actions or proceedings brought by or against a Governmental Entity) in the ordinary course of business consistent with past practice involving solely money damages not in excess of $250,000 individually or $1,000,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise materially affecting its business or operations;

(g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(h) (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

(i) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j) adopt or implement any amendment to its certificate of incorporation or any changes to its bylaws or comparable organizational documents;

(k) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, materially restructure or materially change its investment securities or derivatives portfolios or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) enter into, modify, amend, waive any provision of or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a)(iii), (iv), (vi), (vii), (x), (xi), (xii) or (xiv); provided Company may, after consultation with Parent, terminate contracts of the sort required to be disclosed pursuant to Section 3.14(a)(iii).

(m) change in any material respect the credit policies and collateral eligibility requirements and standards of Company or Company Bank except to the extent required by such policies as in effect on the date hereof, applicable Law or a Governmental Entity;

(n) fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

(o) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(p) other than for construction, purchases and leases or other actions in connection with Company Bank’s relocation of its Blackwell, Oklahoma branch, permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(q) make, or commit to make, any capital expenditures in excess of $200,000 individually or $750,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(q) of the Company Disclosure Schedule;

(r) (i) without first notifying by email and, if requested by Parent within five (5) Business Days of receipt of such notice, consulting with Parent (which notification will be made through a representative designated by Parent in Section 5.2(r) of the Parent Disclosure Schedule), (A) make any new Loan or acquire any Loan , except (I) for any Loan that both (x) is made in material compliance with Company’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies and (y) is not in excess of $10,000,000 (net of participations) or (II) to the extent approved and committed by Company prior to the date hereof and set forth in Section 5.2(a) of the Company Disclosure Schedule, or (B) amend or modify in any material respect any existing Loan (including any renewal or extension of any existing Loan), except for amendments or modifications of any existing Loan that both (I) are made in material compliance with Company’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies and (II) would not result in total credit exposure, as calculated for applicable loan-to-one borrower regulatory limitations, increasing by more than $7,500,000 (net of participations) with respect to any single borrower (including amounts combinable under the loan-to-one borrower regulations), or (ii) make any new Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or its Subsidiaries;

(s) take any action or omission (including any communications with any Government Entity) that is intended to, would or would be reasonably likely to, directly or indirectly, result in (i) the termination, suspension, revocation or relinquishment of the national bank charter of Company Bank or any license granted by the Federal Reserve or the FDIC held by Company or Company Bank, or (ii) the initiation or advancement of any application by Company Bank to obtain a state bank or other charter or to convert Company Bank’s national bank charter into a state bank or other charter;

(t) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(u) take any action or engage in any activity that is not permitted for bank holding companies under Section 4 of the BHCA or Reg Y;

(v) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(w) cause or allow the loss of any directors and officers insurance coverage, employment practices liability insurance coverage or bankers professional insurance coverage, or any other material insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement;

(x) without first notifying by email and, if requested by Parent within five (5) Business Days of receipt of such notice, consulting with Parent (which notification will be made through a representative designated by Parent in Section 5.2(x) of the Parent Disclosure Schedule), solely as it relates to Company’s existing or potential financial technology program partners, enter into, renew, amend, or terminate any agreements; launch any new or modified products or services except as may be required under Company’s existing contracts; or approve or modify any material, permanent changes to transaction limits and/or funding sources;

(y) defer, or give notice of its election to defer, payments of interest on the Trust Preferred Securities by extending the interest payment period thereunder, as provided in the Trust Preferred Indenture, or cause any such extension period, or any extension thereof, to commence; or

(z) agree to, or make any commitment to, take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, in good faith, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions and other matters contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including but not limited to the Federal Reserve, with respect to the acquisition of Company and Company Bank under the BHCA, and the OCC, with respect to 12 C.F.R. 5.53 (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof (which the parties shall use reasonable best efforts to ensure is not later than thirty (30) days after the date hereof), all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.

(b) Each of Parent and Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent or Merger Sub be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or their respective Subsidiaries that would impose, or would be reasonably likely to impose, individually or in the aggregate, a Materially Burdensome Regulatory Condition; provided that, if requested by Parent, Company and its Subsidiaries shall take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs. “Materially Burdensome Regulatory Condition” shall mean, subject to Section 6.1(b) of the Parent Disclosure Schedule, any action, condition, restriction, order, commitment or undertaking that, individually or in the aggregate, would reasonably be expected to be materially burdensome to Parent or any of its Affiliates (including Company and its Subsidiaries), materially restrict Parent’s or any of its Affiliates’ (including Company and its Subsidiaries) business model, product roadmap, technology operations, bank sponsorship strategy, or payments strategy, or materially reduce the benefits reasonably expected by Parent from the transactions contemplated by this Agreement.

(c) Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any nonconfidential filing made or proposed to be made with, or nonconfidential written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d) Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Company shall not, and shall cause its Subsidiaries to not, participate in any hearing, proceeding, meeting, conference or similar event, either in person or by telephone or other means, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent in advance and gives Parent the opportunity to attend and participate. In furtherance of the foregoing, Company shall provide Parent reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(e) In furtherance of the foregoing, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, or otherwise enter into a transaction with (or agree to acquire, purchase, or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part, if doing so would reasonably be expected to (i) impose a material delay in the satisfaction of, or increase materially the risk of not satisfying, the conditions set forth in Section 7.1(b) or Section 7.1(c) of this Agreement; or (ii) prevent or materially delay the consummation of the Merger.

6.2 Access to Information.

(a) Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

(b) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Stockholder Approval; Terminated Agreements.

(a) Following the execution and delivery of this Agreement, Company shall take all lawful action to obtain and deliver to Parent Written Consents constituting the Requisite Stockholder Approval as soon as practicable (but in any event no later than 11:59 p.m. (Pacific Time) on September 9, 2026). If any of Company’s stockholders does not execute a Written Consent by such time, then reasonably promptly thereafter (but in any event no later than 45 days after the receipt by Company of the Requisite Stockholder Approval), Company shall send to Company stockholders of record on the date hereof, other than those that have executed and delivered a Written Consent no later than 11:59 p.m. (Pacific Time) on September 9, 2026, a notice and disclosure statement pursuant to Sections 1073 and 1091 of the OGCA (the “Disclosure Statement”), which shall comply with all applicable Law and shall include (a) a summary of the Merger and this Agreement and the statutory notice that the Merger has been approved by stockholders constituting the Requisite Stockholder Approval and (b) a statement that dissenters’ rights are available for the shares of capital stock pursuant to the provisions of Section 1091 of the OGCA and a copy of Section 1091 of the OGCA. Company shall provide Parent and its Representatives a reasonable opportunity to review and comment upon the Disclosure Statement prior to disseminating it to Company’s stockholders, and Company shall consider any comments proposed by Parent in good faith. Company shall ensure that no disclosure to Company’s stockholders relating to or in connection with the Merger, this Agreement or the other transactions contemplated hereby, including in the Disclosure Statement and any other disclosure provided to such stockholders in connection with obtaining the Requisite Stockholder Approval will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, or in order to make the statements therein not misleading, in each case, if the inclusion of such statement or if such omission would violate applicable Law. If at any time prior to the earlier of the Effective Time and the period during which Company’s stockholders may exercise dissenters’ rights pursuant to Section 1091 of the OGCA, any event or information should be discovered by Company that should be set forth in an amendment to the Disclosure Statement, Company shall promptly inform Parent and shall communicate such information to Company’s stockholders as necessary and in an appropriate manner, in compliance with applicable Law.

(b) Effective immediately prior to the Closing, Company shall terminate and cease to have any further force and effect (or cause to be so terminated and cease to have any further force and effect), without any liability to or obligation on the part of Company or any of its Affiliates (including, from and after the Effective Time, Parent and its Affiliates), in a manner and form reasonably acceptable to Parent, each Contract with any equityholder (or any Affiliate thereof) (or among any equityholders in their capacity as such) relating to such equityholder’s (or any such Affiliates’) rights or obligations under any of Company’s or any of its Subsidiaries’ governing documents or other economic, rights or obligations in its capacity as a direct or indirect equityholder, and any documents comparable to any of the foregoing, as amended or modified, including the Contracts set forth on Section 6.3(b) of Company Disclosure Schedule (the “Terminated Agreements”); provided that the confidentiality obligations of the parties (other than Parent and its Affiliates, including, from and after the Effective Time, Company and its Subsidiaries) to any Terminated Agreements will survive such termination as contemplated therein.

6.4 Public Disclosure. Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release mutually agreed by Parent and Company. Thereafter, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent, except as may be required by applicable Law.

6.5 Employee Benefit Matters.

(a) Parent shall provide the full-time employees of Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following during the period commencing at the Effective Time and ending on the last day of the first full calendar year following the Closing: (i) annual base salary or wages, and (ii) employee benefits (excluding change in control or retention arrangements, nonqualified deferred compensation, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits), in each case, that are no less than those provided to each such employee immediately prior to the Effective Time.

(b) From and after the date of this Agreement, any written or oral communications from Company or any of its Subsidiaries to the employees, officers, directors or other individual service provider of Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be in a form mutually agreeable to Company and Parent.

(c) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans; and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Parent.

(d) If requested by Parent in writing, Company shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by Company or its Subsidiaries, in each case, effective as of December 31 of the year in which the Closing occurs.

(e) Without limiting the generality of this Section 6.5 or Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or other service provider or any beneficiaries or dependents thereof shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement, or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer or director any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create a contract for employment or services with any employee, officer or director.

(f) Company shall reasonably cooperate with Parent in coordinating communications with the Key Employees regarding their respective Employment Agreements; provided that any such communications shall be conducted in accordance with Section 6.5(b) and nothing in this Section 6.5(f) shall give Parent or Merger Sub the right to control or direct the operations of Company or any of its Subsidiaries prior to the Effective Time.

6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.1, each of Company and Parent agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of the Surviving Corporation and Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company or its Subsidiaries (or a comparable position in a Subsidiary that is not a corporation), together with each Person who is entitled to be indemnified under Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof (or in the case of any Subsidiary of Company, such Subsidiary’s comparable governance documents as in effect on the date hereof), (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company or a Company Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as such persons are indemnified under the Company Certificate of Incorporation or Company Bylaws, in each case as in effect as of the date hereof, to the extent permitted by applicable Law. The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b) Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Parent and the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events that occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Parent nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) that exceed, for the portion related to Company’s directors and officers, 250% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent, or Company, with the prior written consent of Parent, may (or at the direction of Parent, Company shall) obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(c); provided, however, that Company shall not expend, on an annual basis, for such “tail” prepaid policy an amount in excess of 150% of the current annual premium paid as of the date hereof by Company for such insurance.

(d) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

6.8 No Solicitation.

(a) Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, seek, initiate, encourage or facilitate, or take any other action designed to facilitate, or furnish any information in connection with or in response to, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) enter into, participate in, facilitate or continue any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into, execute or become bound by any letter of intent, memorandum of understanding or any other agreement providing for or relating to any Alternative Transaction or Acquisition Proposal. If any Representative of Company or its Subsidiaries, whether in his or her capacity as such or in any other capacity, takes any action that Company is obligated pursuant to this Section 6.8 to cause such Representative not to take, then Company shall be deemed to have breached this Section 6.8.

(b) As used in this Agreement, “Alternative Transaction” means, in each case other than the Merger, any (i) acquisition or purchase of any shares of capital stock or other equity interests of Company or any of its Subsidiaries by any Person or any financing transaction (whether debt or equity) or any merger, business combination or similar transaction involving Company or any of its Subsidiaries; (ii) sale, lease, exchange, transfer, license, acquisition or disposition of all or a portion of the assets of Company or its Subsidiaries outside of the ordinary course of business; or (iii) transaction or commercial arrangement outside of the ordinary course of business, the consummation of which would reasonably be expected to prevent, delay or materially interfere with the consummation of the transactions contemplated hereby. For the avoidance of doubt, the parties acknowledge the issuance of Company Common Stock in conversion of Company Preferred Stock shall not constitute an Alternative Transaction.

(c) Company shall notify Parent promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to the Knowledge of Company, may be considering making, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent or its Affiliates) conducted heretofore with respect to any of the foregoing. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval or waiver that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

6.9 Notices of Certain Events. Company shall, prior to the Closing, give prompt notice to Parent of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, that such Person is or may be entitled to any payment of any sort of compensation in connection with this Agreement or the transactions contemplated by this Agreement, or making any claims or disputes with respect to such Person’s ownership or alleged ownership of (or entitlement to) any equity interest in Company; (b) any Claim pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or any of its their directors or officers relating to the transactions contemplated by this Agreement; and (c) any effect, change, event, circumstance, condition, occurrence or development known to it that has had or is reasonably expected to have a Material Adverse Effect. Parent and Company shall, prior to the Closing, give prompt notice to the other of any effect, change, event, circumstance, condition, occurrence or development known to it that would or would be reasonably expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in, in the case of Parent, Section 7.3, and in the case of Company, Section 7.2. No failure to give notice in accordance with this Section 6.9 shall be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying matter, individually or in the aggregate, would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Takeover Laws. Company and its Representatives shall not take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and its board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

6.11 Transaction Litigation. Company and Parent shall, to the extent permitted by applicable Law, promptly notify the other party in writing of any Claim, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the Knowledge of Company or Parent, as applicable, threatened against Company or Parent or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent, Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Company shall give Parent the opportunity to participate, at Parent’s expense, in Company’s defense or settlement of any shareholder litigation against Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Company or its directors, executive officers or similar Persons by any shareholder of Company relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.12 Regulatory Inquiries. Subject to its obligations under Section 9.5, Company shall promptly notify Parent of any material complaint, regulatory inquiry, subpoena, enforcement threat, SAR backlog, OFAC match, sanctions event, fraud trend, identity-theft trend, ACH return or over-limit issue, payments settlement issue, servicer control failure, data-delivery failure, or third-party testing exception relating to any such program or relationship.

6.13 Change of Method. Parent may at any time change the method of effecting the Merger or the transaction structure to effect the acquisition of Company and its Subsidiaries if and to the extent requested by Parent, and Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.14 Treatment of Company Credit Agreement; Trust Preferred Securities.

(a) Company shall, and shall cause its applicable Subsidiaries to, (i) arrange for delivery to Parent of the Payoff Documentation, executed by the applicable loan parties and lenders or their administrative agent, as applicable, at least three (3) Business Days prior to the Closing, with agreed-form drafts of such Payoff Documentation to be delivered at least ten (10) Business Days prior to the Closing and (ii) take all other actions reasonably requested by Parent to facilitate the payoff, discharge and termination in full at the Effective Time of all obligations of Company and its Subsidiaries under the Company Credit Agreement, and the release of all related Liens on the assets and equity interests of Company and its Subsidiaries (the “Credit Facility Termination”). Notwithstanding anything in this Section 6.14 to the contrary, in no event shall this Section 6.14 require Company or any of its Subsidiaries to cause the Credit

Facility Termination to be effective unless and until the Closing has occurred and Parent has provided or caused to be provided to Company or its Subsidiaries funds (or Parent has directed Company or any of its Subsidiaries to use funds on their balance sheet) sufficient to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement. As used in this Agreement, “Payoff Documentation” shall mean, with respect to the Company Credit Agreement, (1) a payoff letter in form and substance reasonably satisfactory to Parent, providing for (x) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with the Company Credit Agreement (except for customary surviving obligations) and (y) the release of any Liens and termination of any guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date and (2) customary lien and guarantee release documents (as applicable) reasonably satisfactory to Parent with respect to any liens and guarantees under the Company Credit Agreement.

(b) If requested by Parent, Company shall, and shall cause the Company Subsidiaries to, prior to Closing: (i) issue a notice of redemption for any or all of (A) the outstanding aggregate principal amount of the Trust Preferred Securities and (B) the outstanding Capital Securities and Common Securities, in each case pursuant to the redemption provisions of the applicable Trust Preferred Securities Documents, (ii) take any other actions reasonably requested by Parent (which shall not require any payment by Company or the Company Subsidiaries, unless prior to any such payment, Parent or a Subsidiary of Parent deposits, or causes to be deposited, with Company or a Company Subsidiary the amount of such payment) that are customary or necessary in connection with the redemption of the Trust Preferred Securities, Capital Securities and Common Securities at or following Closing (and/or, if and as requested by Parent, the satisfaction and discharge of the Trust Preferred Securities at or following Closing), including providing customary officers’ certificates and causing counsel to Company to provide customary legal opinions, in each case, to the trustee under the Trust Preferred Indenture in accordance with the terms thereof, to facilitate the redemption of the Trust Preferred Securities, Capital Securities and Common Securities at or following Closing (and/or, if and as requested by Parent, the satisfaction and discharge of the Trust Preferred Indenture at or following Closing) pursuant to the redemption and satisfaction and discharge provisions of the applicable Trust Preferred Securities Documents, and the other provisions of the applicable Trust Preferred Securities Documents applicable thereto; provided that no such redemption or satisfaction and discharge shall be effective prior to Closing; provided, further, that, if any such notice of redemption or satisfaction and discharge is delivered to the trustee under the Trust Preferred Securities Documents in respect of the Trust Preferred Securities, the Capital Securities or the Common Securities, Parent shall ensure that at Closing, Company shall have all funds necessary at Closing to fund its obligations in respect of such redemption or satisfaction and discharge, (iii) provide all assistance reasonably requested by Parent and take any other actions reasonably requested by Parent that are required to comply with the requirements of Article XI of the Trust Preferred Indenture, including providing customary officers’ certificates and causing counsel to Company to provide customary legal opinions, in each case, to the trustee under the Trust Preferred Indenture, to the extent such documents are required thereby, and (iv) provide all assistance reasonably requested by Parent and take any other actions reasonably requested by Parent to facilitate the replacement of the Administrators (as defined in the Trust Agreement) at Closing with one or more successor Administrators designated by Parent. In each case, Company shall provide Parent the opportunity to review and comment on all documents and materials prepared in connection with this Section 6.14(b) in advance of their delivery, without Parent being required to request such documents, and shall cooperate reasonably with respect to Parent’s comments.

6.15 FIRPTA. At or prior to the Closing, Company shall deliver to Parent duly executed and acknowledged affidavits of Company, in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

6.16 Redemption of Company Preferred Stock. (a) At least thirty (30) days but not more than sixty (60) days before the Closing Date, and in accordance with Company’s organizational documents, Company shall deliver a notice of conversion and notice of redemption (the “Preferred Stock Conversion and Redemption Notice”) with respect to each of the shares of the Company Preferred Stock to each holder of record thereof, and (b) on or prior to the Closing Date, Parent, on behalf of the Surviving Corporation, shall set aside, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Company Preferred Stock called for redemption, so as to be and continue to be available therefor, cash in immediately available funds in the amount necessary to effect the redemption of all shares of Company Preferred Stock as of immediately prior to the Effective Time (after giving effect to any valid conversion of Company Preferred Stock to Company Common stock prior to the Effective Time) in accordance with the Certificate of Designations of Series A Non-Cumulative Perpetual Preferred Stock of Company (the “Company Certificate of Designations”) (such collective amounts, the “Preferred Stock Redemption Amount”). On the Closing Date, the redemption of the Company Preferred Stock shall be completed in accordance with the Company Certificate of Designations and Preferred Stock Conversion and Redemption Notices and Article II. The Preferred Stock Conversion and Redemption Notices shall be prepared by Company and be reasonably acceptable to Parent, and shall comply in all respects with the specifications and timing requirements of the Company Certificate of Designations and shall state that each series of Company Preferred Stock (after giving effect to any valid conversion of Company Preferred Stock to Company Common stock prior to the Effective Time) shall be redeemed effective as of immediately prior to, and conditioned upon the occurrence of, the Effective Time.

6.17 Loan Data Update. Company shall deliver to Parent on the fifth Business Day prior to the anticipated Closing Date and, if requested by Parent, again on the Closing Date, in each case as of the close of business on the preceding Business Day, an updated Loan Tape and report (such updated Loan Tape and report collectively, the “Updated Loan Information”) identifying each Loan that is nonaccrual, ninety days or more past due, classified, criticized, special mention, substandard, doubtful, loss, watch list, modified because of borrower financial difficulty, individually evaluated, subject to a specific reserve allocation, held for sale, subject to a repurchase obligation, serviced by a third party, or subject to any material servicing, documentation, collateral, perfection, title, appraisal, flood, insurance, compliance, or investor-delivery exception.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods in respect thereof shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(c) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.2, Section 3.8(c) and Section 3.13(d) of the Agreement shall be true and correct in all respects (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), (ii) each of the representations and warranties of Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b)(i), and Section 3.22 of the Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (iii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, circumstance, development, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Third Party Consent. The Person set forth on Section 7.2(d) of the Company Disclosure Schedule shall have, in a form reasonably acceptable to Parent, consented in writing to this Agreement and the transactions contemplated hereby, including the Merger, for all purposes under each Contract between or among any of such Person and its Affiliates, on the one hand, and any of Company and its Subsidiaries, on the other hand.

(e) Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(f) Dissenting Shares. The period during which any holders of Company Common Stock may exercise and perfect their appraisal, dissenters’ or similar rights in accordance with the OGCA shall have expired, and the holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time shall have elected to exercise any such appraisal or similar rights pursuant to Section 1091 of the OGCA with respect to such shares of Company Common Stock.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 4.2(a) and Section 4.2(b)(i) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Company and Parent;

(b) by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement (or if any such representation or warranty ceases to be true) in any respect, which would, individually or together with all such other then-uncured breaches by Parent (or inaccuracies), constitute, if occurring or continuing on the Closing Date, the failure of any condition set forth in Section 7.3(a) or 7.3(b) and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period; provided that Company is not then in breach of any of its representations, warranties, covenants or other agreements contained herein (or if any such representation or warranty ceases to be true), which would, individually or together with all such other then-uncured breaches (or inaccuracies) by Company, constitute, if occurring or continuing on the Closing Date, the failure of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(e) by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement (or in any such representation or warranty ceases to be true) in any respect, which would, individually or together with all such other then-uncured breaches by Company (or in accuracies), constitute, if occurring or continuing on the Closing Date, the failure of any condition set forth in

Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period; provided that Parent is not then in breach of any of its representations, warranties, covenants or other agreements contained herein (or if any such representation or warranty ceases to be true), which would, individually or together with all such other then-uncured breaches (or inaccuracies) by Parent, constitute, if occurring or continuing on the Closing Date, the failure of any condition set forth in Section 7.3(a) or 7.3(b); or

(f) (i) by Parent, if effective Written Consents constituting the Requisite Shareholder Approval are not received by Company and delivered to Parent by 11:59 p.m. (Pacific Time) on September 9, 2026.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.4 (Public Disclosure), Section 8.1 (Termination), this Section 8.2 (Effect of Termination), Section 8.3 (Amendment), Section 8.4 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any fraud or willful and material breach of any provision of this Agreement occurring prior to such termination.

(b) Extension of Agreements. If (i) Company or Parent terminates this Agreement pursuant to (A) Section 8.1(c) (only to the extent related to a matter set forth in Section 7.1(b)) or (B) Section 8.1(b) and at such time of termination (1) any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has not been obtained by the End Date, or (2) any Regulatory Approval required to be obtained pursuant to Section 7.1(b) is obtained and contains or shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, (ii) at the time of any such termination, the conditions to Closing set forth in Sections 7.1(a) and 7.2(a) through (d) are satisfied and (iii) on the date of such termination, Company delivers to Parent a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied, then:

(i) Notwithstanding anything to the contrary in Section 15(a) of the Secured Credit Card Agreement, and subject to Section 8.2(b)(i) of the Company Disclosure Schedule, the term of the Secured Credit Card Agreement shall be automatically extended for a period of eighteen (18) months commencing on the last day of the then-current term (such eighteen (18)-month period, the “SCCA Initial Renewal Term”), and shall continue for successive eighteen (18)-month periods thereafter (each such eighteen (18)-month period, a “SCCA Successive Renewal Term”), unless prior to the expiration of the SCCA Initial Renewal Term or the then-current SCCA Successive Renewal Term, as applicable, Company Bank or Parent gives the other party not less than 180 days written notice of its election not to renew the Secured Credit Card Agreement; except as specifically modified and amended herein, all of the terms and conditions contained in the Secured Credit Card Agreement remain in full force and effect;

(ii) Notwithstanding anything to the contrary in Section 15.1 of the Private Label Agreement, and subject to Section 8.2(b)(ii) of the Company Disclosure Schedule, the term of the Private Label Agreement shall be automatically extended for a period of eighteen (18) months commencing on the last day of the then-current term (such eighteen (18)-month period, the “PLA Initial Renewal Term”), and shall continue for successive eighteen (18)-month periods thereafter (each such eighteen (18)-month period, a “PLA Successive Renewal Term”), unless prior to the expiration of the PLA Initial Renewal Term or the then-current PLA Successive Renewal Term, as applicable, Company Bank or Parent gives the other party not less than 180 days written notice of its election not to renew the Private Label Agreement; except as specifically modified and amended herein, all of the terms and conditions contained in the Private Label Agreement remain in full force and effect; and

(iii) Notwithstanding anything to the contrary in Section 16.1 of the MyPay Agreement, and subject to Section 8.2(b)(iii) of the Company Disclosure Schedule, the term of the MyPay Agreement shall be automatically extended for a period of eighteen (18) months commencing on the last day of the then-current term (such eighteen (18)-month period, the “MPA Initial Renewal Term”), and shall continue for successive eighteen (18)-month periods thereafter (each such eighteen (18)-month period, a “MPA Successive Renewal Term”), unless prior to the expiration of the MPA Initial Renewal Term or the then-current MPA Successive Renewal Term, as applicable, Company Bank or Parent gives the other party not less than 180 days written notice of its election not to renew the MyPay Agreement; except as specifically modified and amended herein, all of the terms and conditions contained in the MyPay Agreement remain in full force and effect (the renewals contemplated by clauses (i)-(iii), the “Contract Renewals”).

In the event that this Agreement is validly terminated under the circumstances contemplated by this Section 8.2(b), Company’s rights to the amounts payable pursuant to the Contract Renewals in accordance with the terms thereof shall be the sole and exclusive remedy of Company, its Affiliates or any of their respective former, current or future officers, directors, employees, equityholders, partners, managers or agents (“Company Related Parties”) against Parent, Merger Sub and their Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and no Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or their Affiliates arising out of, relating to, or in connection with, this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, and none of Parent, Merger Sub and their Affiliates shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement, whether for breach or willful breach of this Agreement or otherwise. For the avoidance of doubt, Company will be entitled to seek an injunction, specific performance or other equitable relief in accordance with Section 9.9 prior to the termination of this Agreement, but in no event shall Company be entitled to both (A) an injunction, specific performance or other equitable relief resulting in the consummation of the Merger and (B) effectiveness of the Contract Renewals. Notwithstanding anything in this Section 8.2 to the contrary, the terms of the Secured Credit Card Agreement, Private Label Agreement and the MyPay Agreement shall not extend pursuant to this Section 8.2 if Company’s action or failure to act has been the primary cause of the failure of the Closing to occur on or before the End Date or the failure of such Regulatory Approval to be obtained.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit a Holder’s liability for fraud committed by such Holder or fraud committed by or on behalf of Company of which such Holder had actual knowledge.

9.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested), by email or deposited with an express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Central Service Corporation

8811 S. Yale Ave., Ste. 100

Tulsa, Oklahoma 74137

Attention:  R. S. Baker, Jr., Chairman and CEO

Email:   [***]

with a copy to:

Stride Bank, N.A.

1225 N. Broadway, Ste. 106

Oklahoma City, Oklahoma 73103

Attention:  Rusty LaForge, Esq., EVP and General Counsel

Email:   [***]

and

McAfee & Taft A Professional Corporation

Eighth Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, Oklahoma 73102

Attention: C. Bruce Crum, Esq.

     Matthew K. Brown, Esq.

Email:    bruce.crum@mcafeetaft.com

     matt.brown@mcafeetaft.com

(b) if to Parent or Merger Sub, to:

Chime Financial, Inc.

101 California Street, Suite 500

San Francisco, California 94111

Attention:  Adam Frankel

      Gael Gates

Email:   [***]

      [***]

      [***]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark F. Veblen, Esq.

     Matthew T. Carpenter, Esq.

Email:    MFVeblen@wlrk.com

     MTCarpenter@wlrk.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, (iv) upon transmission if sent by email (provided that no notice is received by the email sender within two (2) hours thereafter indicating that such email was undeliverable or otherwise not delivered) or (v) one (1) Business Day after being deposited with a reputable overnight courier.

9.4 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement, which are hereby incorporated into and made a part of this Agreement) and not to any particular provision of this Agreement, and “Article,” “Section,” “paragraph,” “Schedule” and “Exhibit” references are to the Article, Section, paragraph, Schedule and Exhibit to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive, (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (f) the term “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives at least one Business Day prior to the date hereof or (ii) included in the virtual data room of a party or its Representatives that is accessible to the other party or its Representatives at least one Business Day prior to, and maintained therein through, the date hereof, (g) references to any “statute,” “rule,” “regulation” or “Law” shall be deemed to refer to such statute, rule, regulation or Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder, (h) references to any “contract” or “agreement” are to that contract or agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, (i) references to any “Person” include the successors and permitted assigns of that Person, (j) when calculating the period of time before or by which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day, (k) the word “extent” and the phrase “to the extent” when used in this Agreement means the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”, and (l) all references herein to the “Subsidiaries” of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to “this Agreement.” All references to “dollars” or “$” in this Agreement are to United States dollars. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.5 Confidential Supervisory Information. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in 12 C.F.R. Section 261.2(b) and “non-public OCC information” as identified in 12 C.F.R. Section 4.32(b)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8 Governing Law; Venue; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”) and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.10 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Allocation Schedule” means a schedule to be delivered to Parent by the Company in accordance with Section 2.3(b), in form and substance reasonably satisfactory to Parent, which shall include (including reasonable detail with respect to the calculations reflected therein): (a) for each Holder (after giving effect to any valid conversions of Company Preferred Stock to Company Common Stock prior to the Effective Time): (i) their name, email address, mailing address (in the case of an email or mailing address, to the extent available in the Company’s books and records); (ii) the portion of the Closing Consideration payable to such Person (calculated in accordance with the Company’s organizational documents, any agreements between the Company and its equityholders and this Agreement) (if any); and (iii) the number and shares of Company Common Stock (with certificate numbers where applicable) held by such Person and (b) for each holder of Company Preferred Stock (after giving effect to any valid conversions of Company Preferred Stock to Company Common Stock prior to the Effective Time): (i) their name, email address, mailing address (in the case of an email or mailing address, to the extent available in the Company’s books and records); (ii) the portion of the Preferred Stock Redemption Amount payable to such Person (calculated in accordance with the Company’s organizational documents, any agreements between the Company and its equityholders and this Agreement) (if any); and (iii) the number and shares of Company Preferred Stock (with certificate numbers where applicable) held by such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or San Francisco, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Capital Securities” shall mean the capital securities issued by Central Service Capital Trust I pursuant to the Trust Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Securities” shall mean the common securities issued by Central Service Capital Trust I pursuant to the Trust Agreement.

“Company Buy-Sell Agreement” shall mean that certain Buy-Sell Agreement, dated as of November 9, 2015, by and among The Central National Bank and Trust Co. of Enid, certain stockholders of the Company and the other parties thereto.

“Company Credit Agreement” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of March 28, 2024, between the Company, as borrower, and First United Bank and Trust Company, as lender, as amended, restated, supplemented or otherwise modified from time to time.

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

“Company Equity Award” shall mean a Company Option or a Company Restricted Stock Award.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by Company or any of its Subsidiaries.

“Company IT Systems” shall mean Software, hardware, firmware, networks, electronics, platforms, servers, interfaces, applications, websites and other information technology systems (i) controlled by Company or any of its Subsidiaries or (ii) to the extent used by or on behalf of Company or any of its Subsidiaries.

“Company Option” shall mean an award of options to purchase shares of Company Common Stock issued by the Company pursuant to the Company Stock Plan or otherwise.

“Company Restricted Stock Award” shall mean an award of restricted shares of Company Common Stock issued by the Company pursuant to the Company Stock Plan or otherwise, including those issued as a result of the early exercise of a Company Option, which are subject to a substantial risk of forfeiture that has not lapsed as of the Effective Time.

“Company Shareholders Agreement” shall mean that certain Second Amended and Restated Shareholders’ Agreement of Central Service Corporation, dated June 30, 2021.

“Company Stock Plan” shall mean the Company 2020 Long-Term Incentive Plan.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of June 20, 2026, by and between Company and Parent (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Company Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean June 8, 2027; provided that (a) if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(b) or (B) Section 7.1(c) (to the extent related to a matter set forth in Section 7.1(b)), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or, to the extent permitted, waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to September 8, 2027, and such date shall become the End Date for purposes of this Agreement; and (b) if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the End Date but the Closing would thereafter occur in accordance with Section 1.3 on a date (the “Specified Date”) after the End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for all purposes of this Agreement.

“Environmental Laws” means all Laws, orders, permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Hazardous Material” means (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (b) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (c) any other substance that has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Holder” means each holder of record of certificates representing shares of Company Common Stock, each book-entry holder of Company Common Stock as reflected on the shareholder records of the Company, and each holder of Company Equity Awards, in each case, as of immediately prior to the Effective Time.

“Intellectual Property” shall mean all intellectual property and similar proprietary rights arising in any jurisdiction throughout the world, including all: (a) patents, invention disclosures, patent applications and other rights in inventions; (b) trademarks, service marks, trade dress, corporate names, trade names and similar designations of origin, and all applications, registrations, and renewals in connection therewith, together with the goodwill associated therewith; (c) copyrights and any other rights in works of authorship or similar rights of authors, including any rights in or with respect to Software, and all applications to register, registrations and renewals in connection therewith; (d) Internet domain names and social media accounts; and (e) data, database rights, information and materials, whether or not patentable or copyrightable, and whether or not reduced to tangible form, including all technology, ideas, research and development, discoveries, inventions, proprietary information, trade secrets and confidential information.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of the Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Human Resources Officer, and Chief Risk Officer of Company and Company Bank, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.10 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (a) has had, or would reasonably be likely to have, a material adverse effect on the business, properties, assets, liabilities, operations, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (a) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (i) changes after the date of this Agreement in GAAP, (ii) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (iii) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (iv) any outbreak or escalation, in each case after the date hereof, of hostilities, war, terrorism, natural disasters or pandemics, (v) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (vi) the public disclosure of this Agreement and the impact thereof on its relationships with customers and employees (it being understood that this clause (vi) shall not apply for purposes of the representations and warranties in Section 3.3(b) or 3.4 or any conditions set forth in Article VII to the extent related thereto), or (vii) Parent’s termination or refusal to extend the Secured Credit Card Agreement, the Private Label Agreement, or the MyPay Agreement except upon a material breach thereof by Company Bank; except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

“MyPay Agreement” shall mean that certain Program and Servicing Agreement, dated as of May 29, 2024, by and between Company Bank and Chime Capital, LLC, a subsidiary of Parent, together with all amendments, annexes, exhibits, schedules, and related or ancillary agreements thereto.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

“party” or “parties” shall mean Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Personal Data” shall mean (a) any information concerning an individual that would be considered nonpublic personal information, (b) any information that alone or in combination with other information can be used to identify an individual, household, browser or device, or (c) any information otherwise protected under any applicable Privacy Laws, including any individual’s financial account information.

“Privacy Laws” shall mean any Law governing personal privacy, data breach notification or the collection, use, storage, transfer, Processing, disclosure or protection of Personal Data, including any U.S. state data breach notification and security laws, the Fair Credit Reporting Act of 1970 and its implementing regulations, and the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, each as may be amended from time to time.

“Private Label Agreement” shall mean that certain Amended and Restated Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement, dated as of December 1, 2022, by and between Company Bank and Parent, together with all amendments, annexes, exhibits, schedules, and related or ancillary agreements thereto.

“Process” shall mean any operation or set of operations that are performed on data, including processing, collection, recording, organization, structuring, storage, adaptation, alteration, access, retrieval, consultation, use, disclosure, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Secured Credit Card Agreement” shall mean that certain Secured Credit Card Issuing and Marketing Agreement dated as of October 10, 2018, by and between Company Bank and Parent, together with all amendments, annexes, exhibits, schedules, and related or ancillary agreements thereto.

“Software” shall mean all computer software (in object code or source code format), firmware, applications, programs, models (including artificial intelligence models), model weights, algorithms, operating systems, middleware, application programming interfaces (APIs), software development kits (SDKs), data and databases, and related documentation and materials.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Transaction Expenses” shall mean, without duplication, the sum of all amounts paid or incurred by the Company or any of its Subsidiaries or to or for which the Company or any of its Subsidiaries was, is or becomes subject or liable, at or prior to the Closing, regardless of whether or not accrued or due and whether or not paid, billed or invoiced prior to the Closing, in respect of all accounting, legal, financial advisory and other third-party advisory, transaction or consulting fees and expenses incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or in connection with any other substantially concurrent negotiations or processes involving an initial public offering or the sale of the Company or all or substantially all of its consolidated assets to a third party, including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors, accountants or other advisors, in each case except for fees and expenses of Company’s attorneys, financial advisors, accountants, and virtual data room providers that are customary in connection with transactions of the type contemplated by this Agreement.

“Trust Agreement” shall mean that certain Amended and Restated Declaration of Trust of Central Service Capital Trust I, dated as of December 16, 2005.

“Trust Preferred Indenture” shall mean that certain Indenture, dated as of December 16, 2005, between Company and Wilmington Trust Company, as Trustee.

“Trust Preferred Securities” shall mean the Fixed/Floating Rate Junior Subordinated Debt Securities due 2036 issued by Company pursuant to the Trust Preferred Indenture.

“Trust Preferred Securities Documents” shall mean the Trust Preferred Indenture, the Trust Preferred Securities, the Trust Agreement, the Capital Securities and the Common Securities.

“Underwater Company Option” shall mean a Company Option with an exercise price equal to or greater than the Merger Consideration.

“U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the United States Department of the Treasury or any other Governmental Entity thereunder.

“Written Consent” means the written consent of Company’s stockholders, in the form attached hereto as Exhibit A, approving this Agreement, the Merger and the principal terms thereof, in each case in accordance with this Agreement, the OGCA and the Company Certificate of Incorporation.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to an affiliate of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHIME FINANCIAL, INC.

By:	/s/ Mark Troughton
	Name:	Mark Troughton
	Title:	President and Interim Chief Financial Officer

[Signature Page to Merger Agreement]

CLOCKTOWER MERGER SUB, INC.

By:	/s/ Aaron Plante
	Name:	Aaron Plante
	Title:	President

[Signature Page to Merger Agreement]

CENTRAL SERVICE CORPORATION

By:	/s/ R.S. Baker, Jr.
	Name:	R.S. Baker, Jr.
	Title:	Chairman and CEO

[Signature Page to Merger Agreement]